EXHIBIT (e)

Co-registrant’s outstanding debt to the Commonwealth as of June 30, 2015, and its contingent liability as guarantor of the outstanding debt of other entities as of the end of the last five fiscal years.

PUBLIC DEBT

The public sector indebtedness of Queensland is comprised of a number of distinct categories: Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the “Financial Agreement”) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

	As at June 30,
Agreement/Program	2008	2009	2010	2011	2012	2013	2014	2015
		(A$ millions)
Commonwealth and State Housing	445	417	404	391	378	365	351	337
Other (incl. Natural Disaster Relief Assistance)	56	69	59	53	93	98	203	288

Total	501	486	463	444	471	463	554	625

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s (the “Corporation” or “QTC”) primary function to date has been to act as a central financing authority for on-lending funds raised by it to Queensland Government Bodies. The Treasurer of Queensland, on behalf of the State Government, guarantees QTC’s obligations under all debt securities issued by QTC. The Corporation’s guaranteed debt (market value), as at the end of each of the last five fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

Guaranteed Debt Onlent by Queensland Treasury Corporation

Distribution of Debt	2011	2012	2013	2014	2015
	(A$ millions)
Bodies within the Public Accounts
Department of Education and Training	70	72	66	63	58
Department of State Development	118	111	101	90	79
Department of Transport and Main Roads – Main Roads	1,064	1,088	1,009	936	852
Department of Transport and Main Roads – Queensland Transport	44	103	103	105	105
Public Works – Department of Housing and Public Works	304	307	199	17	15
Queensland Health	109	104	94	83	71
Queensland Treasury and Trade	20,865	28,671	36,652	41,483	43,605
Other	116	64	35	156	153

Government Owned Corporations
CS Energy Ltd	857	907	892	925	939
Energex Limited	4,886	5,848	6,347	6,706	7,006
Ergon Energy Corporation Limited	4,483	5,198	5,318	5,396	5,507
Port Authorities & Facilities (various)	934	877	893	964	962
Powerlink	3,621	4,086	4,364	4,423	4,762
Stanwell Corporation Limited	656	869	853	639	903
Tarong Energy Corporation Limited	496	—	—	—	—

Local Governments
Brisbane City Council	1,216	1,829	2,296	2,918	2,404
Cairns Regional Council	101	106	100	98	97
Fraser Coast Regional Council	113	128	128	123	170
Gladstone Regional Council	127	159	190	191	186
Gold Coast City Council	785	812	841	882	878
Ipswich City Council	357	415	429	457	277
Logan City Council	108	132	205	247	285
Mackay Regional Council	193	229	247	263	224
Moreton Bay Regional Council	354	399	418	447	454
Redland City Council	60	69	69	67	63
Rockhampton Regional Council	199	237	254	171	172
Sunshine Coast Regional Council	210	254	282	249	297
Toowoomba Regional Council	94	164	165	173	185
Townsville City Council	404	419	393	388	389
Other	392	509	616	805	820

Statutory Bodies
Grammar schools	113	115	99	115	114
Queensland Bulk Water Transport Authority	1,878	2,593	—	—	—
Queensland Manufactured Water Authority	2,665	—	—	—	—
SEQ Water	2,261	5,716	10,021	10,531	10,863
SEQ Water Grid Manager	1,161	1,703	—	—	—
Unity Water	127	225	323	412	418
Universities	132	182	206	226	280
Water Boards	156	228	228	247	236
Other	574	589	224	198	169

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Guaranteed Debt Onlent by Queensland Treasury Corporation

Distribution of Debt	2011	2012	2013	2014	2015
	(A$ millions)
Other Bodies
DBCT Holdings Pty Ltd	207	187	167	158	148
Qld Water Infrastructure Pty Ltd	381	—		—	—
Queensland Rail Limited	3,083	3,300	3,341	3,352	3,386
Queensland Treasury Holdings P/L	2,367	2,471	154	—	—
Queensland Urban Utilities	290	396	538	599	1,579
Southern Regional Water Pipeline Co. Pty Ltd	468	—		—	—
Other	253	420	259	307	309

Total Funds Onlent	59,453	72,290	79,119	85,609	89,419

Undistributed borrowings	13,771	12,073	14,156	8,418	12,013

Total Guaranteed Debt	73,224	84,363	93,275	94,027	101,432

The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings under management as at June 30, 2015 at A$101.432 billion, which includes A$1.942 billion of debt issued under overseas funding programs based on the prevailing rates of exchange at June 30, 2015. The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

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Outstanding Domestic Australian Dollar Indebtedness

as at June 30, 2015

Coupon Rate	Maturity Date	Face Value	Market Value
(% per annum)		(AUD)	(AUD)
QTC Bonds
6.00	October-2015	524,780,000	537,376,605
6.00	October-2015	4,728,706,000	4,839,225,094
6.00	April-2016	4,976,250,000	5,188,077,600
6.00	September-2017	1,753,013,000	1,928,242,445
3.50	September-2017	6,334,571,000	6,563,045,959
6.00	February-2018	6,532,400,000	7,279,931,472
6.25	June-2019	3,278,849,000	3,760,172,670
4.00	June-2019	5,464,745,000	5,760,374,993
6.25	February-2020	9,659,900,000	11,362,569,389
6.00	June-2021	1,724,633,000	1,991,131,168
5.50	June-2021	6,460,494,000	7,407,242,215
6.00	July-2022	7,514,500,000	9,060,280,028
4.25	July-2023	6,204,900,000	6,711,190,677
5.75	July-2024	7,486,200,000	8,977,360,719
4.75	July-2025	3,379,500,000	3,773,213,227
Capital Indexed Bond (CIB)	August-2030	846,916,200	979,220,063
6.50	March-2033	881,740,000	1,164,384,971

Treasury Notes
Various	July-2015	1,995,000,000	1,993,049,225
Various	August-2015	850,000,000	847,914,378
Various	September-2015	95,000,000	94,589,237
Various	October-2015	650,000,000	645,874,172
Various	November-2015	420,000,000	416,533,310
Various	December-2015	890,000,000	881,411,589
Floating Rate Notes
2.78%	September-2016	2,175,000,000	2,179,035,741
2.72%	March-2017	2,380,000,000	2,387,304,279
2.33%	November-2018	2,500,000,000	2,510,186,506
Credit Foncier loans
Various	2015	26,891,000	27,574,404
Various	2016	44,856,300	46,155,794
Various	2017	67,557,200	70,324,564
Various	2018	66,063,750	67,466,689
Various	2019	39,500,000	39,330,894

Total		89,951,965,450	99,489,790,077

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OUTSTANDING OFFSHORE INDEBTEDNESS

Global A$ Bonds

as at June 30, 2015.

Coupon Rate	Maturity Date	Currency	Face Value	Market Value
			(AUD)	(AUD)
6.00%	October 14, 2015	AUD	244,748,000	250,622,826
6.00%	September 14, 2017	AUD	241,934,000	266,118,483

Total			486,682,000	516,741,309

Euro Medium Term Notes

as at June 30, 2015.

Year of Issue	Coupon Rate	Maturity Date	Currency	Face Value	Market Value
				(AUD)	(AUD)
2007	7.125%	September 18, 2017	NZD	288,091,750	318,507,672
2008	7.125%	September 18, 2017	NZD	398,896,269	443,031,494
2013	2.650%	April 7, 2039	JPY	159,541,553	201,502,600
2013	1.720%	September 16, 2039	CHF	153,758,878	184,659,539

Total				1,000,288,449	1,147,701,305

Commercial Paper

as at June 30, 2015.

Year of Issue	Yield	Maturity	Currency	Face Value	Market Valuation
				(AUD)	(AUD)
2015	0.21%	September 2015	USD	19,535,065	19,523,133
2015	0.19%	September 2015	USD	13,023,377	13,014,243
2015	0.17%	August 2015	USD	130,233,770	130,187,599
2015	2.16%	July 2015	AUD	50,000,000	49,943,176
2015	0.23%	October 2015	USD	65,116,885	65,057,761

Total				277,909,097	277,725,912

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